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                                                                    Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-55138) and Forms S-8 (No. 333-41366 and
No. 333-41360) of Mediacom Communications Corporation of our reports dated April 9, 2001 relating to the financial statements of Georgia Mediacom Systems, Iowa Mediacom Systems, Southern Illinois Mediacom Systems and Missouri Mediacom Systems as of December 31, 2000 and 1999 and for the year ended December 31, 2000, the period March 1, 1999 to December 31, 1999, the period January 1, 1999 to February 28, 1999 and the year ended December 31, 1998, which appear in the Current Report on Form 8-K/A of Mediacom Communications Corporation dated June 6, 2001.


/s/ PricewaterhouseCoopers LLP
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Denver, Colorado
June 5, 2001